Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

Glatfelter Reports Fourth Quarter and Full Year Results Including
Progress Toward Executing Turnaround Strategy

2022 Fourth Quarter Highlights
•Net sales up 12% over Q4 2021, including a full quarter of Spunlace in Q4 2022
•Operating income for Airlaid Materials up 19% and Composite Fibers up 8%, compared to Q4 2021
•Spunlace delivered $3.4 million improvement in operating income over Q3 2022
•Goodwill impairment charge in Composite Fibers due to higher interest rate environment
•Lowered cash usage from working capital in Q4 largely driven by cash liberation actions
•Executed financing commitment to address upcoming €220 million term loan maturity
•2023 Adjusted EBITDA expected to be between $110 million to $120 million by leveraging turnaround strategy

CHARLOTTE, North Carolina – February 21, 2023: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported financial results for the fourth quarter and full year of 2022, and provided an update on the Company's turnaround strategy to drive operational and financial improvements despite continued inflationary and energy price headwinds.

	Three months ended December 31,
Dollars in thousands	2022	2021

Net sales	$373,903	$334,459
Net loss from continuing operations	(34,113)	(11,223)
Adjusted earnings (loss) from continuing operations	(6,974)	1,626
EPS from continuing operations	(0.76)	(0.25)
Adjusted EPS	(0.16)	0.04
Adjusted EBITDA	22,294	25,706
2021 results include the acquisition of Jacob Holm ("Spunlace") as of October 29, 2021.

"The team is making good progress with delivering against our turnaround strategy, and we are seeing early signs of this in our fourth quarter financial results as we realized approximately $4 million in benefits from these initiatives. Excluding a one-time charge taken during the quarter, we would have been closer to the upper end of our EBITDA expectations. In addition, our cash liberation actions reduced our working capital,” said Thomas Fahnemann, President and Chief Executive

Glatfelter Reports Fourth Quarter 2022 Results	page 2
Officer of Glatfelter. “As demonstrated by the improved performance of the Spunlace segment this quarter, we are making targeted operational improvements to execute more effectively in order to continue delivering the quality products our customers expect from Glatfelter, while also progressing our pricing initiatives in the Sontara product category.”

“Our focus on profitability and prudent inventory management, along with seasonal shifts in order patterns and pockets of slower demand, had an anticipated temporary impact on volumes in Airlaid Materials and Composite Fibers. All aspects of our business continued to be impacted by macroeconomic challenges related to energy and raw material inflation. However, more aggressive pricing actions to recover this inflation resulted in meaningful progress in closing the price-cost gap. Airlaid Materials achieved greater year-over-year profitability in operating income and EBITDA and Composite Fibers improved the price-cost gap but delivered slightly lower EBITDA due to the cost penalty of machine downtime to manage inventory levels. I like the progress we made in the fourth quarter and I am confident we will build on these gains in the year ahead. As we continue to advance our turnaround strategy, we remain committed to driving margin improvement and EBITDA growth by optimizing our portfolio, increasing our margins, lowering fixed costs, and improving our operations; all while managing the continued macro-economic volatility,” said Mr. Fahnemann.

One-time charges impacted Q4 results

Financial results for the fourth quarter included a one-time $3.1 million charge for a customer claim and associated costs related to a supplier's raw material defect that was identified by Glatfelter and reported to the customer thereby avoiding the impacted product from reaching the end consumer. Glatfelter proactively took the necessary steps to settle the matter directly with its customer to ensure there was no impact to ongoing business. The Company has initiated discussions with the supplier and its insurance provider to recover Glatfelter's losses related to the issue.

During the fourth quarter of 2022, the Company recorded a non-cash goodwill and asset impairment charge of $30.7 million. This charge includes a $20.3 million goodwill impairment for the Composite Fibers segment, primarily driven by higher valuation discount rates despite our expectation of improvements in future financial results compared to our forecast included in our valuation performed in Q1 2022. In addition, we recognized a $10.4 million non-cash asset impairment charge related to our OberSchmitten, Germany facility based on our expectations of future cash flows for this site. Aligned with our portfolio optimization plan, we are currently evaluating strategic alternatives for this facility.

Mr. Fahnemann concluded, "Having completed my first full quarter leading the Company, and after meeting with a number of customers and visiting our manufacturing sites, I remain confident in our ability to achieve the financial results we are capable of delivering. We ended 2022 with positive signs that we are on the right track for improving our performance."

The Company will provide shareholders with further details related to progress with the Company's turnaround initiatives during the earnings conference call.

Debt Refinancing Update

Glatfelter signed a binding commitment letter with funds managed by Angelo, Gordon & Co., L.P. (“Angelo Gordon”), in which Angelo Gordon has committed to provide the Company with a 6-year €250 million senior secured term loan, which the Company will use, in part, to refinance its €220 million Term Loan that matures in February 2024. The Company is working with Angelo Gordon and its advisors together with its existing bank group led by PNC Bank to close the financings by the end of the Company’s first fiscal quarter. Upon the closing of this important financing, the Company will meaningfully extend its debt maturity profile, with no material debt coming due prior to the maturity of the Revolving Credit Facility in September 2026. This will give the Company significant runway to execute its turnaround strategy before it needs to re-access the debt markets. It also bolsters the Company's financial standing with customers and suppliers.

Glatfelter Reports Fourth Quarter 2022 Results	page 3
Fourth Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended December 31,
	2022		2021
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(34,333)	$(0.76)	$(10,393)	$(0.23)
Exclude: Loss (income) from discontinued operations, net of tax	220	—	(830)	(0.02)
Loss from continuing operations	(34,113)	(0.76)	(11,223)	(0.25)
Adjustments (pre-tax):
Goodwill and other asset impairment charges(1)	30,666		—
Turnaround strategy costs (2)	8,038		—
Russia/Ukraine conflict charges/(recovery) (3)	(741)		—
Strategic initiatives (4)	938		19,721
CEO transition costs (5)	239		—
Corporate headquarters relocation	8		156
Cost optimization actions	—		198
COVID-19 ERC recovery (6)	(7,344)		—
Timberland sales and related costs	—		(601)
Total adjustments (pre-tax)	31,804		19,474
Income taxes (7)	(4,792)		366
Other tax adjustments (8)	127		(6,991)
Total after-tax adjustments	27,139	0.60	12,849	0.29
Adjusted earnings (loss) from continuing operations	$(6,974)	$(0.16)	$1,626	$0.04

(1)Reflects goodwill impairment charge of $20.3 million and other asset impairment charges of $10.4 million.
(2)Reflects professional services fees (primarily consulting) of $4.7 million and employee separation costs of $3.3 million.
(3)Reflects reductions in inventory reserves for items disposed of during the period.
(4)For 2022, reflects primarily professional services fees related to acquisitions or dispositions (including transaction advisory, legal and other consultant costs). For 2021, reflects professional services fees related to acquisitions (including transaction advisory, legal, audit and valuation specialists) of $12.9 million, employee separation and other costs of $0.3 million, inventory valuation step-up costs of $5.5 million and other costs, all of which are directly related to acquisitions.
(5)Primarily reflects costs related to consulting services provided by the former CEO. We expect to recognize an additional non-cash charge in Q1 2023 related to settlement accounting when we settle a portion of the former CEO's non-qualified pension obligation under the terms of the pension plan.
(6)Reflects the benefit recognized from employee retention credits claimed under the CARES Act of 2020 and the subsequent related amendments, partially offset by professional services fees directly related to claiming this benefit.
(7)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(8)For 2022, reflects the tax effect of applying certain provisions of the CARES Act of 2020. For 2021, reflects the tax impact related to the reversal of permanent reinvestment assertion for certain foreign jurisdictions and a foreign tax benefit related to the establishment of a center of excellence.

Glatfelter Reports Fourth Quarter 2022 Results	page 4
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended December 31,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	39,186	41,429	(2,243)	(5.4)%
Net sales	$153,991	$140,980	$13,011	9.2%
Operating income	14,091	11,875	2,216	18.7%
Operating margin	9.2%	8.4%

Airlaid Materials’ net sales increased $13.0 million in the year-over-year comparison mainly driven by higher selling prices from cost-pass-through arrangements with customers and pricing actions to recover significant inflation in raw materials and energy. Shipments were 5.4% lower mainly due to wipes and feminine hygiene categories.

Airlaid Materials’ fourth quarter operating income of $14.1 million was $2.2 million higher when compared to the fourth quarter of 2021. Lower shipments were partially offset by favorable mix, lowering results by $0.7 million. Selling price increases and energy surcharges of $23.3 million more than offset higher raw material and energy costs of $20.2 million. Operations was slightly unfavorable by $0.2 million and FX was in-line with the fourth quarter of last year.

Composite Fibers

	Three months ended December 31,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	25,677	30,848	(5,171)	(16.8)%
Net sales	$136,427	$135,842	$585	0.4%
Operating income	4,843	4,482	361	8.1%
Operating margin	3.5%	3.3%

Composite Fibers’ revenue was slightly higher in the fourth quarter of 2022, compared to the year-ago quarter as higher selling prices of $18.8 million were mostly offset by lower shipments of 16.8%. Wallcover shipments were 26% below prior year from the continued impact of lower shipments to customers in Russia and Ukraine due to the ongoing conflict in the region, including sanctions prohibiting the sale of certain wallcover into Russia. Food and beverage shipments were up 3%, but all other product categories were reflecting softening demand from inflationary pressures.

Composite Fibers had operating income for the fourth quarter of $4.8 million compared with $4.5 million operating income in the fourth quarter of 2021. Higher selling prices and energy surcharges more than offset the continued inflation in energy, raw material, and freight and was a net favorable benefit to results of $3.9 million. Lower shipments negatively impacted income by $0.6 million but were mostly offset by improved mix from higher shipments in the food and beverage category. Operations was unfavorable $4.5 million mainly due to lower production to manage inventory levels which was partially offset by lower energy consumption and lower depreciation, primarily in Dresden. The impact of currency and related hedging positively impacted earnings by $1.5 million.

Spunlace

	Three months ended December 31,
Dollars in thousands	2022	2021	Change

Tons shipped (metric)	14,957	12,514	2,443	19.5%
Net sales	$83,485	$57,637	$25,848	44.8%
Operating loss	(1,238)	(1,338)	100	7.5%
Operating margin	(1.5)%	(2.3)%

Spunlace had an operating loss of $1.2 million in the fourth quarter of this year compared with a loss of $1.3 million for the period under Glatfelter ownership last year beginning October 29, 2021. Shipments for the fourth quarter were

Glatfelter Reports Fourth Quarter 2022 Results	page 5
approximately 20% higher compared to fourth quarter of last year due to one additional month of shipments. Higher selling prices and energy surcharges fully offset the higher raw material and energy costs favorably impacting earnings by $1.5 million. Volume was slightly favorable by $0.1 million as lower shipments on a run rate basis were mostly offset by better mix. Operations and other was unfavorable $1.5 million mainly driven by lower production but partially offset by headcount actions taken in 2022 to improve segment profitability.

Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $40.6 million in the fourth quarter of 2022 compared with $26.4 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the fourth quarter of 2022 increased $1.9 million compared to the fourth quarter of 2021. Excluding a one-time $3.1 million charge for a customer claim and associated costs related to a supplier's raw material defect that was identified by Glatfelter, corporate costs were lower $1.2 million mainly driven by lower incentive accruals and headcount actions as part of our turnaround plan.
.

In the fourth quarter of 2022, our pre-tax loss from continuing operations totaled $35.8 million and we recorded an income tax benefit of $1.7 million. On adjusted pre-tax loss of $4.0 million, the income tax expense was $3.0 million in the fourth quarter of 2022, which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2021 were adjusted pre-tax income of $0.4 million and income tax benefit of $1.2 million.

Balance Sheet and Other Information
Cash and cash equivalents totaled $110.7 million as of December 31, 2022, and net debt was $734.4 million compared with $648.9 million at the end of 2021. Net leverage as calculated in accordance with the financial covenants of our bank credit agreement, was in compliance and increased to 6.0 times at December 31, 2022, versus 4.6 times at December 31, 2021.

Capital expenditures during the years ended December 31, 2022 and 2021 totaled $37.7 million and $30.0 million, respectively. Adjusted free cash flow for the year ended December 31, 2022 was a use of $70.0 million compared with an inflow of $69.9 million for 2021. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports Fourth Quarter 2022 Results	page 6
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its fourth quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Q4 2022 Glatfelter Earnings Conference Call
When:	Tuesday, February 21, 2023 11:00 a.m. (ET)
Participant Dial-in Number:	(323) 794-2423
(800) 289-0438
Conference ID:	1829962
Webcast registry:	Q4 2022 Glatfelter Earnings Webcast
OR access via our website:	Glatfelter Webcasts and Presentations

Replay will be available, via the webcast link, approximately 2 hours after the conclusion of our earnings call.
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Fourth Quarter 2022 Results	page 7
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
In thousands, except per share	2022	2021	2022	2021

Net sales	$373,903	$334,459	$1,491,326	$1,084,694
Costs of products sold	331,547	302,870	1,342,524	939,899
Gross profit	42,356	31,589	148,802	144,795
Selling, general and administrative expenses	34,545	43,373	125,001	121,250
Goodwill and other asset impairment charges	30,666	—	190,556	—
Loss (gains) on dispositions of plant, equipment and timberlands, net	64	(431)	(2,804)	(5,069)
Operating income (loss)	(22,919)	(11,353)	(163,951)	28,614
Non-operating income (expense)
Interest expense	(9,534)	(6,989)	(33,207)	(12,353)
Interest income	261	21	408	73
Other, net	(3,627)	(708)	(7,642)	(2,657)
Total non-operating expense	(12,900)	(7,676)	(40,441)	(14,937)
Income (loss) from continuing operations before income taxes	(35,819)	(19,029)	(204,392)	13,677
Income tax provision (benefit)	(1,706)	(7,806)	(10,275)	6,956
Income (loss) from continuing operations	(34,113)	(11,223)	(194,117)	6,721

Discontinued operations:
Income (loss) before income taxes	(220)	830	(91)	216
Income tax provision	—	—	—	—
Income (loss) from discontinued operations	(220)	830	(91)	216
Net income (loss)	$(34,333)	$(10,393)	$(194,208)	$6,937

Basic earnings per share
Income (loss) from continuing operations	$(0.76)	$(0.25)	$(4.33)	$0.15
Income from discontinued operations	—	0.02	—	—
Basic earnings (loss) per share	$(0.76)	$(0.23)	$(4.33)	$0.15

Diluted earnings per share
Income (loss) from continuing operations	$(0.76)	$(0.25)	$(4.33)	$0.15
Income from discontinued operations	—	0.02	—	—
Diluted earnings (loss) per share	$(0.76)	$(0.23)	$(4.33)	$0.15

Weighted average shares outstanding
Basic	44,884	44,596	44,828	44,551
Diluted	44,884	44,596	44,828	44,924

Glatfelter Reports Fourth Quarter 2022 Results	page 8
Segment Financial Information
(unaudited)

	Three months ended December 31,		Year ended December 31,
In thousands, except per share	2022	2021	2022	2021

Net Sales
Airlaid Material	$153,991	$140,980	$601,514	$470,250
Composite Fibers	136,427	135,842	523,863	556,807
Spunlace	83,485	57,637	365,949	57,637
Total	$373,903	$334,459	$1,491,326	$1,084,694

Operating income (loss)
Airlaid Material	$14,091	$11,875	$54,809	$42,244
Composite Fibers	4,843	4,482	16,923	37,422
Spunlace	(1,238)	(1,338)	(9,289)	(1,338)
Other and unallocated	(40,615)	(26,372)	(226,394)	(49,714)
Total	$(22,919)	$(11,353)	$(163,951)	$28,614

Depreciation and amortization
Airlaid Material	$7,542	$7,723	$30,113	$28,101
Composite Fibers	4,355	6,805	19,631	27,690
Spunlace	3,037	1,693	11,850	1,693
Other and unallocated	1,308	1,024	5,130	3,937
Total	$16,242	$17,245	$66,724	$61,421

Capital expenditures
Airlaid Material	$2,235	$2,469	$9,692	$8,431
Composite Fibers	3,010	3,672	15,730	11,912
Spunlace	1,462	3,810	6,689	3,810
Other and unallocated	949	1,567	5,629	5,884
Total	$7,656	$11,518	$37,740	$30,037

Tons shipped (metric)
Airlaid Material	39,186	41,429	164,844	148,134
Composite Fibers	25,677	30,848	103,092	132,196
Spunlace	14,957	12,514	72,725	12,514
Total	79,820	84,791	340,661	292,844

Glatfelter Reports Fourth Quarter 2022 Results	page 9
Selected Financial Information
(unaudited)

	Year ended December 31,
In thousands	2022	2021

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(40,820)	$70,977
Investing activities	(33,098)	(489,766)
Financing activities	46,919	462,352

Depreciation, depletion and amortization	66,724	61,421
Capital expenditures	(37,740)	(30,037)

	December 31, 2022	December 31, 2021
Balance Sheet Data
Cash and cash equivalents	$110,660	$138,436
Total assets	1,647,353	1,880,607
Total debt	845,109	787,355
Shareholders’ equity	318,004	542,762
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:
•Goodwill and Other Asset Impairment Charges. This adjustment represents non-cash charges recorded to reduce the carrying amount of certain long-lived assets of our OberSchmitten, Germany facility and goodwill of our Composite Fibers reporting segment.
•Turnaround strategy costs. This adjustment reflects costs incurred in connection with the Company's turnaround strategy initiated in 2022 under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation costs.
•Russia/Ukraine conflict charges/(recovery). This adjustment represents a non-cash charge/(recovery) recorded to reduce the carrying amount of accounts receivable and inventory directly related to the Russia/Ukraine military conflict.
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions, related integrations and charges incurred to step-up acquired inventory to fair-value.
•CEO transition costs. This adjustment reflects the net costs associated with the transition from our former CEO to our current CEO, including cash severance costs, forfeitures of stock-based compensation awards and certain professional and legal fees incurred directly related to the transition.
•Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.

Glatfelter Reports Fourth Quarter 2022 Results	page 10
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, improve efficiencies or other objectives. Such actions may include asset rationalization, headcount reductions or similar actions. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•COVID-19 ERC recovery. This adjustment reflects the benefit recognized from employee retention credits claimed under the CARES Act,and the subsequent related amendments,and professional services fees directly associated with claiming this benefit.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow In thousands	Year ended December 31,
	2022	2021

Cash from operations	$(40,820)	$70,977
Capital expenditures	(37,740)	(30,037)
Free cash flow	(78,560)	40,940
Adjustments:
Turnaround strategy costs	1,100	—
Strategic initiatives	1,427	22,894
Cost optimization actions	1,292	2,534
Restructuring charge - metallized operations	—	1,026
CEO transition costs	718	—
Corporate headquarters relocation	(303)	1,208
Fox River environmental matter	1,780	2,207
Tax payments (refunds) on adjustments to adjusted earnings	2,506	(903)
Adjusted free cash flow	$(70,040)	$69,906

Net Debt In thousands	December 31, 2022	December 31, 2021

Short-term debt	$11,422	$22,843
Current portion of long-term debt	40,435	26,437
Long term debt	793,252	738,075
Total	845,109	787,355
Less: Cash	(110,660)	(138,436)
Net Debt	$734,449	$648,919

Glatfelter Reports Fourth Quarter 2022 Results	page 11

Adjusted EBITDA	Three months ended December 31,
In thousands	2022	2021

Net loss	$(34,333)	$(10,393)
Exclude: Loss (income) from discontinued operations, net of tax	220	(830)
Add back: Taxes on continuing operations	(1,706)	(7,806)
Depreciation and amortization	16,242	17,245
Interest expense, net	9,273	6,968
EBITDA	(10,304)	5,184
Adjustments:
Goodwill and other asset impairment charges	30,666	—
Turnaround strategy costs	8,038	—
Russia/Ukraine conflict charges	(741)	—
Strategic initiatives	938	19,721
CEO transition costs	239	—
Corporate headquarters relocation	8	156
COVID-19 ERC recovery	(7,344)	—
Share-based compensation	794	1,048
Cost optimization actions	—	198
Timberland sales and related costs	—	(601)
Adjusted EBITDA	$22,294	$25,706

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Glatfelter
Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2022 net sales were $1.5 billion. As of December 31, 2022, we employed approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.